                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  COMMISSION FILE NUMBER 0-19013


                      Advanced Environmental Systems, Inc.
______________________________________________________________________________

             (Exact name of registrant as specified in its charter)


              730 17th Street, Suite 712, Denver, Colorado  80202
______________________________________________________________________________

                                 (303) 571-556
                                 _____________

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                        Common Stock, $0.0001 par value
______________________________________________________________________________

            (Title of each class of securities covered by this Form)


                                      None
______________________________________________________________________________

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(i)      [ ]
     Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                                      Rule 15d-6               [ ]


Approximate number of holders of record as of the certification or notice date: 1.

Pursuant to the requirements of the Securities Exchange Act of 1934, Advanced Environmental Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 4, 1998   By: /s/ M. Colin H. Soule
                         _________________________

                         M. Colin H. Soule
                         Secretary